Exhibit 99.1

Company Contact:

Oxbridge Re Holdings Limited

Jay Madhu, CEO

345-749-7570

jmadhu@oxbridgere.com

Oxbridge Re Reports Update on its RWA Tokenized Security, its Business and Third Quarter 2024 Results

GRAND CAYMAN, Cayman Islands (November 13, 2024) — Oxbridge Re Holdings Limited (NASDAQ: OXBR), (the “Company”), together with its subsidiaries which is engaged in the business of tokenized Real-World Assets (“RWAs”) initially in the form of tokenized reinsurance securities, and reinsurance solutions to property and casualty insurers in the Gulf Coast region of the United States, reported its results for the three and nine months ended September 30, 2024.

“We are energized by the progress of our Web3/RWA subsidiary, SurancePlus, which issues tokenized securities backed by reinsurance contracts as the underlying asset and currently launched on the Avalanche blockchain. SurancePlus seamlessly integrates SEC regulatory standards with blockchain technology, ensuring full transparency and compliance,” said Jay Madhu, Chairman and Chief Executive Officer. “By opening access to an asset class historically limited to a select few due to high financial barriers to entry, SurancePlus is breaking new ground. Leveraging RegD and RegS frameworks, investors can now enter this unique asset class within minutes, efficiently completing AML, KYC, and document signing requirements.”

Mr. Madhu continued, “Going forward, we intend to issue two tranches of tokenized securities, one high yield token targeting a 42% return, and one balance yield token targeting a 22% return. Additionally, our strategic partnership with Zoniqx, which has facilitated over $4 billion of assets on-chain, positions SurancePlus for continued growth as we enter our second year of issuing tokenized securities. With a solid business model and no debt, we are confident that SurancePlus will drive meaningful growth for our shareholders and further expand our influence in the RWA space in the coming years.”

Marketing Strategy

As part of our comprehensive marketing strategy, we are actively participating in a series of prestigious global tech talks, conferences, and fintech events to further promote our brand and engage with industry leaders. Recent notable events that we have attended include RWA Day in Salt Lake City, Utah (October 8, 2024), Token 2049 in Singapore (September 18-19, 2024), Ripple Swell in Miami (October 15-16, 2024), Digital Assets Week in Singapore (November 4-5, 2024) and FinTech Festival in Singapore (November 6-8, 2024) for which our Chairman and CEO Jay Madhu participated as a speaker at some of above events.

In addition to these events, we are pleased to announce our upcoming participation in the following key industry conferences:

●	Abu Dhabi Business Week in Abu Dhabi (December 4-6, 2024)

●	Abu Dhabi Finance Week in Abu Dhabi (December 9-12, 2024)

●	Global Blockchain Congress in Dubai (December 12-13, 2024)

We will continue to share updates on our participation in these events through press releases and look forward to connecting with key stakeholders across the digital assets, blockchain, and fintech sectors.

Financial Performance

For the three months ended September 30, 2024, the Company generated a net loss of $540,000 or $(0.09) per basic and diluted share compared to net loss of $7.3 million or ($1.24) per basic and diluted common share in the third quarter of 2023. The decrease is primarily due to the decrease in unrealized losses on other investments during the quarter when compared with the same period last year. For the nine months ended September 30, 2024, the Company generated a net loss of $2.27 million or ($0.37) per basic and diluted common share compared to a net loss of $7.2 million, or $1.23 basic and diluted share for the nine months ended September 30, 2023. The improved results were primarily due to higher revenues driven by the decrease in unrealized losses on other investments.

Net premiums earned for the three months ended September 30, 2024 were $595,000 compared to $549,000 in the same prior year period. For the nine months ended September 30, 2024 net premiums earned were $1.71 million compared to $732,000 in the prior year. The increase was due to reinsurance contracts in force during the full periods ended September 30, 2024 compared to the prior year.

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There were no losses incurred for the three and nine months ended September 30, 2024 or 2023.

Total expenses were $498,000 for the three months ended September 30, 2024 compared to $688,000 for the same period in the prior year. For the nine months ended September 30, 2024 total expenses were $1.67 million compared to $1.8 million in the prior year. The decrease is due to the decrease in offering costs associated with SurancePlus being recognized when compared with the same period last year.

At September 30, 2024, cash and cash equivalents, and restricted cash and cash equivalents were $4.8 million compared to $3.7 million at December 31, 2023.

Financial Ratios

Loss Ratio.

The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business. The loss ratio remained consistent at 0% for the quarter and nine-month period ended September 30, 2024, compared with the quarter and nine-month period ended September 30, 2023.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business.

The acquisition cost ratio increased marginally to 11.1% for the three-month period ended September 30, 2024 and 11.0% for the nine-month period ended September 30, 2024, from 10.9% for the three and nine-month period ended September 30, 2023. The increase is primarily due to premiums being earned during the full periods ending September 30, 2024, when compared with the prior periods.

Expense Ratio.

The expense ratio is the ratio of policy acquisition costs and general and administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance. The expense ratio decreased from 125.3% for the three-month period ended September 30, 2023, to 83.7% for the three-month period ended September 30, 2024. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the three-month period ended September 30, 2024, when compared with the prior period.

The expense ratio decreased from 244.3% for the nine-month period ended September 30, 2023, to 98.0% for the nine-month period ended September 30, 2024. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the nine-month period ended September 30, 2024, when compared with the prior period.

Combined ratio.

We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. The combined ratio decreased from 125.3% for the three-month period ended September 30, 2023, to 83.7% for the three-month period ended September 30, 2024. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the nine-month period ended September 30, 2024, when compared with the prior period.

The combined ratio decreased from 244.3% for the nine-month period ended September 30, 2023 to 98.0% for the nine-month period ended September 30, 2024. The decrease is due to the higher levels of premium earned and lower general administrative expenses incurred during the nine-month period ended September 30, 2024, when compared with the prior period

Conference Call

Management will host a conference call later today to discuss these financial results, followed by a question and-answer session. President and Chief Executive Officer Jay Madhu and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time. The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company’s website at www.oxbridgere.com.

Date: November 13, 2024

Time: 4.30 p.m. Eastern time

Toll-free number: 877 524-8416

International number: +1 412 902-1028

Passcode (required): 13746519

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact InComm Conferencing at 201 493-6280 or 877 804-2066

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A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge’s website at www.oxbridgere.com until November 26th, 2024.

Toll-free replay number: 877-660-6853

International replay number: +1-201-612-7415

Conference ID: 13746519

About Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited (NASDAQ: OXBR, OXBRW) (“Oxbridge Re”) is headquartered in the Cayman Islands. The company offers tokenized Real-World Assets (“RWAs”) as tokenized reinsurance securities and reinsurance business solutions to property and casualty insurers, through its active subsidiaries SurancePlus Inc, Oxbridge Re NS, and Oxbridge Reinsurance Limited.

Insurance businesses in the Gulf Coast region of the United States purchase property and casualty reinsurance through our licensed reinsurers Oxbridge Reinsurance Limited and Oxbridge Re NS.

Our new Web3-focused subsidiary, SurancePlus Inc. (“SurancePlus”), has developed the first “on-chain” reinsurance RWA of its kind to be sponsored by a subsidiary of a publicly traded company. By digitizing interests in reinsurance contracts as on-chain RWAs, SurancePlus has democratized the availability of reinsurance as an alternative investment to both U.S. and non-U.S. investors.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section entitled “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on 26th March 2024. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company’s expectations or any related events, conditions or circumstances change.

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2024	At December 31, 2023
	(Unaudited)
Assets
Investments:
Equity securities, at fair value (cost: $1,563 and $1,926)	$185	$680
Cash and cash equivalents	1,409	495
Restricted cash and cash equivalents	3,412	3,250
Premiums receivable	1,365	977
Other Investments	541	2,478
Loan Receivable	-	100
Due from Related Party	63	63
Deferred policy acquisition costs	175	101
Operating lease right-of-use assets	100	9
Prepayment and other assets	72	96
Property and equipment, net	1	4
Total assets	$7,323	$8,253

Liabilities and Shareholders’ Equity

Notes payable to noteholders	$118	$118
Notes payable to Epsilon / DeltaCat Re Tokenholders	1,485	1,523
Unearned Premium Reserve	1,586	915
Operating lease liabilities	100	9
Accounts payable and other liabilities	383	356
Total liabilities	3,672	2,921

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 6,150,556 and 5,870,234 shares issued and outstanding)	$6	$6
Additional paid-in capital	33,325	32,740
Accumulated Deficit	(29,680)	(27,414)
Total shareholders’ equity	3,651	5,332
Total liabilities and shareholders’ equity	$7,323	$8,253

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OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Consolidated Statements of Income (unaudited)

(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenue
Assumed premiums	$-	$-	$2,379	$2,195
Change in unearned premiums reserve	595	549	(671)	(1,463)

Net premiums earned	595	549	1,708	732
SurancePlus management fee income	-	-	312	300
Net investment and other income	62	74	188	242
Interest and gain on redemption of loan receivable	-	-	41	-
Unrealized loss gain on other investments	(424)	(6,889)	(1,937)	(6,384)
Change in fair value of equity securities	(28)	(115)	(188)	(34)

Total revenue	205	(6,381)	124	(5,144)

Expenses
Policy acquisition costs and underwriting expenses	66	60	188	80
General and administrative expenses	432	628	1,486	1,708

Total expenses	498	688	1,674	1,788

Loss before income attributable to noteholders and tokenholders	(293)	(7,069)	(1,550)	(6,932)

Income attributable to noteholders and tokenholders	$(247)	$(231)	$(716)	$(311)

Net loss	$(540)	$(7,300)	$(2,266)	$(7,243)

Loss earnings per share
Basic and Diluted	$(0.09)	$(1.24)	$(0.37)	$(1.23)

Weighted-average shares outstanding
Basic and Diluted	6,121,020	5,870,234	6,045,542	5,866,083

Performance ratios to net premiums earned:
Loss ratio	0.0%	0.0%	0.0%	0.0%
Acquisition cost ratio	11.1%	10.9%	11.0%	10.9%
Expense ratio	83.7%	125.3%	98.0%	244.3%
Combined ratio	83.7%	125.3%	98.0%	244.3%

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